Exhibit 99.1
TIME WARNER CABLE REPORTS
2009 THIRD-QUARTER RESULTS
NEW YORK, NY, November 5, 2009 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2009.
Time Warner Cable Chief Executive Officer Glenn Britt said: “In the third quarter we grew both Revenues and Adjusted OIBDA by 4%, and we continued to generate a considerable amount of cash. This has enabled us to further pay down the debt we incurred to fund our special dividend. We’re on track to return to our target leverage in the first quarter of 2010.”
Britt added: “Our business model is resilient even in a tough economy and in the face of intense competition. We’ve built great assets in our plant and customer relationships that provide a strong foundation for continuing growth. We intend to continue operating the business aggressively yet prudently to generate attractive returns for our shareholders.”
FINANCIAL RESULTS
Revenues for the third quarter of 2009 increased 4% over the prior year quarter to $4.5 billion. Subscription revenues grew 5% to $4.3 billion driven by video price increases and continued growth in digital video, high-speed data and Digital Phone subscribers, partially offset by a year-over-year decrease in basic video subscribers (resulting, in part, from the sale of a group of small cable systems in December 2008). Advertising revenues declined 19% to $182 million, due primarily to year-over-year declines in the auto, media and political categories.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30
	2009	2008	Change	2009	2008	Change
Subscription revenues:
Video	$2,698	$2,639	2%	$8,071	$7,878	2%
High-speed data	1,138	1,056	8%	3,362	3,082	9%
Voice	480	421	14%	1,402	1,184	18%

Total Subscription revenues	4,316	4,116	5%	12,835	12,144	6%
Advertising revenues	182	224	(19%)	501	654	(23%)

Total revenues	$4,498	$4,340	4%	$13,336	$12,798	4%

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 4% over the third quarter of 2008 to $1.6 billion. The year-over-year increase in Adjusted OIBDA was driven by revenue growth, partially offset by higher video programming, employee and voice costs. Video programming expenses grew 6% to $1.0 billion due to contractual rate increases, incremental retransmission consent expense and the expansion of service offerings, offset, in part, by a decline in basic video and premium channel subscriptions. Employee costs were up 4% to $911 million, resulting primarily from higher employee medical and pension expenses. Voice costs increased 12% to $161 million primarily reflecting growth in Digital Phone subscribers. Adjusted OIBDA for the third quarter of 2009 excludes restructuring costs and separation-related “make-up” equity award costs, while Adjusted OIBDA in the prior year period excludes restructuring costs. Operating Income was up 5% over the third quarter of 2008 to $828 million as depreciation expense grew less than Adjusted OIBDA.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30
	2009	2008	Change	2009	2008	Change
Adjusted OIBDA(a)	$1,623	$1,562	4%	$4,782	$4,540	5%
Adjusted OIBDA margin(b)	36.1%	36.0%		35.9%	35.5%
Gain (loss) on sale of cable systems	—	—	NM	2	(45)	NM
Separation-related “make-up” equity award costs	(4)	—	NM	(6)	—	NM
Restructuring costs	(14)	(8)	75%	(64)	(14)	357%

OIBDA(a)	1,605	1,554	3%	4,714	4,481	5%
Depreciation	(713)	(700)	2%	(2,105)	(2,123)	(1%)
Amortization	(64)	(66)	(3%)	(183)	(196)	(7%)

Operating Income	$828	$788	5%	$2,426	$2,162	12%

NM — Not meaningful.

(a) Refer to Note 3 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.

(b) Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.
Net Income Attributable to TWC was $268 million, or $0.76 per basic and diluted common share, for the third quarter of 2009. Net income attributable to TWC decreased for the third quarter of 2009 compared to the third quarter of 2008 due primarily to higher interest expense related to the debt incurred to fund the Company’s $10.9 billion special cash dividend paid in March 2009, partly offset by an increase in Operating Income and decreases in net income attributable to noncontrolling interests and income tax expense. Refer to Note 2 to the accompanying consolidated financial statements for details regarding certain items affecting the comparability of net income attributable to TWC for the third quarter of 2009 to that of the third quarter of 2008.

(in millions, except per share data; unaudited)	3rd Quarter			Year-to-Date 9/30
	2009	2008	Change	2009	2008	Change
Net income attributable to TWC	$268	$301	(11%)	$748	$820	(9%)
Net income attributable to TWC per common share:
Basic	$0.76	$0.92	(17%)	$2.15	$2.52	(15%)
Diluted	$0.76	$0.92	(17%)	$2.14	$2.52	(15%)

Adjusted OIBDA less Capital Expenditures for the first nine months of 2009 was $2.5 billion, a 27% increase over the first nine months of 2008, due to lower capital expenditures and higher Adjusted OIBDA. Capital Expenditures for the first nine months of 2009 totaled $2.3 billion, an 11% decrease compared to the first nine months of 2008, largely reflecting lower residential capital spending, particularly lower spending on customer premise equipment, upgrades/rebuilds and line extensions, partially offset by higher commercial capital spending.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30
	2009	2008	Change	2009	2008	Change
Adjusted OIBDA	$1,623	$1,562	4%	$4,782	$4,540	5%
Capital expenditures	(758)	(874)	(13%)	(2,287)	(2,582)	(11%)

Adjusted OIBDA less Capital expenditures	$865	$688	26%	$2,495	$1,958	27%

Free Cash Flow for the first nine months of 2009 increased 19% to $1.5 billion from $1.3 billion in the first nine months of 2008, due mainly to lower capital expenditures, partially offset by a decrease in cash provided by operating activities. Cash Provided by Operating Activities for the first nine months of 2009 was $3.8 billion, a 2% decrease from $3.9 billion in the first nine months of 2008. This decrease was related primarily to an increase in net cash interest payments, offset partly by higher Adjusted OIBDA, lower pension plan contributions and a change in working capital requirements. Free Cash Flow per diluted common share was $4.29 for the first nine months of 2009 compared to $3.85 in the first nine months of 2008.

(in millions, except per share data; unaudited)	3rd Quarter			Year-to-Date 9/30
	2009	2008	Change	2009	2008	Change
Cash provided by operating activities	$1,234	$1,329	(7%)	$3,805	$3,864	(2%)
Capital expenditures	(758)	(874)	(13%)	(2,287)	(2,582)	(11%)
Cash paid for other intangible assets	(7)	(6)	17%	(17)	(25)	(32%)
Partnership distributions and principal payments on capital leases	(4)	(1)	300%	(5)	(3)	67%

Free Cash Flow(a)	$465	$448	4%	$1,496	$1,254	19%
Free Cash Flow per diluted common share	$1.31	$1.37	(4%)	$4.29	$3.85	11%
Average diluted common shares outstanding	354.5	326.1	9%	348.9	325.9	7%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for a definition of Free Cash Flow.
Net Debt and Mandatorily Redeemable Preferred Equity totaled $22.0 billion as of September 30, 2009 compared to $12.6 billion as of December 31, 2008, due to net borrowings to fund the Company’s special cash dividend paid in March 2009. Net debt and mandatorily redeemable preferred equity decreased from $22.4 billion as of June 30, 2009 driven by Free Cash Flow.

(in millions; unaudited)	9/30/09	12/31/08
Total debt	$22,168	$17,728
Cash and equivalents	(506)	(5,449)

Net debt(a)	21,662	12,279
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$21,962	$12,579

(a)	Net debt is defined as total debt less cash and equivalents.

SUBSCRIBER METRICS
Primary Service Units (“PSUs”), which represent the total of all video, high-speed data and voice subscribers, increased by 109,000 to 26.3 million. Double and Triple Play Subscribers increased by 39,000 and 49,000, respectively, and bundled subscribers totaled 8.3 million, or 56% of total customer relationships as of September 30, 2009.

(in thousands)		Net
	6/30/09	Change(a)	9/30/09
Video subscribers	13,048	(84)	12,964
Residential high-speed data subscribers	8,757	117	8,874
Commercial high-speed data subscribers	289	4	293
Residential Digital Phone subscribers	4,016	62	4,078
Commercial Digital Phone subscribers	48	10	58

Primary service units	26,158	109	26,267
Digital video subscribers	8,802	8	8,810

Revenue generating units	34,960	117	35,077

Single play subscribers	6,483	(113)	6,370
Double play subscribers	4,834	39	4,873
Triple play subscribers	3,335	49	3,384

Customer relationships	14,652	(25)	14,627

(a)	The net change column reflects subscriber net additions (declines) for each period other than subscriber changes resulting from acquisitions, dispositions or exchanges during any given quarter of cable systems that, in the aggregate, served more than 5,000 video subscribers.
Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.
Non-GAAP Financial Measures
The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA and Free Cash Flow. Refer to Note 3 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.
About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. Time Warner Cable serves more than 14 million customers who subscribe to one or more of its video, high-speed data and voice services. Time Warner Cable Business Class offers a suite of phone, Internet, Ethernet and cable television services to businesses of all sizes. Time Warner Cable Media Sales, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions that are targeted and affordable. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com and www.twcmediasales.com.
Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, November 5, 2009. To listen to the call, visit www.timewarnercable.com/investors.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey	(212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini	(212) 364-8202
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2009	2008
		(recast)
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$506	$5,449
Receivables, less allowances of $108 million and $90 million as of September 30, 2009 and December 31, 2008, respectively	646	692
Receivables from affiliated parties	—	161
Deferred income tax assets	132	156
Prepaid expenses and other current assets	277	201

Total current assets	1,561	6,659
Investments	901	895
Property, plant and equipment, net	13,543	13,537
Intangible assets subject to amortization, net	332	493
Intangible assets not subject to amortization	24,091	24,094
Goodwill	2,105	2,101
Other assets	153	110

Total assets	$42,686	$47,889

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$293	$546
Deferred revenue and subscriber-related liabilities	170	156
Payables to affiliated parties	46	209
Accrued programming expense	715	530
Other current liabilities	1,552	1,432

Total current liabilities	2,776	2,873
Long-term debt	22,168	17,727
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	8,645	8,193
Other liabilities	578	522
TWC shareholders’ equity:
Class A common stock, $0.01 par value, 0 shares and 300.7 million shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	—	3
Class B common stock, $0.01 par value, 0 shares and 25.0 million shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	—	—
Common stock, $0.01 par value, 352.4 million shares and 0 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	4	—
Paid-in capital	9,794	19,514
Accumulated other comprehensive loss, net	(448)	(467)
Accumulated deficit	(1,135)	(1,886)

Total TWC shareholders’ equity	8,215	17,164
Noncontrolling interests	4	1,110

Total equity	8,219	18,274

Total liabilities and equity	$42,686	$47,889

See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(recast)		(recast)
	(in millions, except per share data)
Revenues:
Subscription:
Video	$2,698	$2,639	$8,071	$7,878
High-speed data	1,138	1,056	3,362	3,082
Voice	480	421	1,402	1,184

Total Subscription	4,316	4,116	12,835	12,144
Advertising	182	224	501	654

Total revenues	4,498	4,340	13,336	12,798
Costs and expenses:
Costs of revenues(a)	2,163	2,072	6,423	6,097
Selling, general and administrative(a)	716	706	2,137	2,161
Depreciation	713	700	2,105	2,123
Amortization	64	66	183	196
Restructuring costs	14	8	64	14
(Gain) loss on sale of cable systems	—	—	(2)	45

Total costs and expenses	3,670	3,552	10,910	10,636

Operating Income	828	788	2,426	2,162
Interest expense, net	(348)	(229)	(974)	(647)
Other income (expense), net	(19)	2	(83)	(1)

Income before income taxes	461	561	1,369	1,514
Income tax provision	(193)	(226)	(600)	(608)

Net income	268	335	769	906
Less: Net income attributable to noncontrolling interests	—	(34)	(21)	(86)

Net income attributable to TWC	$268	$301	$748	$820

Net income attributable to TWC per common share:
Basic	$0.76	$0.92	$2.15	$2.52

Diluted	$0.76	$0.92	$2.14	$2.52

Average common shares outstanding:
Basic	352.4	325.7	347.9	325.6

Diluted	354.5	326.1	348.9	325.9

Special cash dividend declared and paid per share of common stock	$—	$—	$30.81	$—

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
		(recast)
	(in millions)
OPERATING ACTIVITIES
Net income	$769	$906
Adjustments for noncash and nonoperating items:
Depreciation and amortization	2,288	2,319
Pretax (gain) loss on asset sales	(2)	36
Loss from equity investments, net of cash distributions	42	4
Deferred income taxes	458	659
Equity-based compensation	77	64
Changes in operating assets and liabilities, net of acquisitions:
Receivables	47	6
Accounts payable and other liabilities	136	(47)
Other changes	(10)	(83)

Cash provided by operating activities	3,805	3,864

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	6	(525)
Capital expenditures	(2,287)	(2,582)
Proceeds from asset sales	9	12

Cash used by investing activities	(2,272)	(3,095)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	2,215	(207)
Borrowings(b)	10,071	5,203
Repayments(b)	(7,877)	(2,817)
Debt issuance costs	(26)	(87)
Payment of special cash dividend	(10,856)	—
Other financing activities	(3)	(3)

Cash provided (used) by financing activities	(6,476)	2,089

Increase (decrease) in cash and equivalents	(4,943)	2,858
Cash and equivalents at beginning of period	5,449	232

Cash and equivalents at end of period	$506	$3,090

(a)	Borrowings (repayments), net, reflects borrowings under TWC’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.

(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying notes.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.   CHANGES IN BASIS OF PRESENTATION
     Effective January 1, 2009, Time Warner Cable Inc. (the “Company” or “TWC”) adopted authoritative guidance issued by the Financial Accounting Standards Board that establishes accounting and reporting standards for a noncontrolling interest in a subsidiary, including the accounting treatment upon the deconsolidation of a subsidiary. As required by this guidance, the Company has recast the presentation of noncontrolling interests in the prior year financial statements so that they are comparable to those of 2009.
     On March 12, 2009, the Company implemented a reverse stock split of all outstanding and treasury shares of TWC Common Stock at a 1-for-3 ratio. The Company has recast the presentation of share and per share data in the prior year financial statements to reflect the reverse stock split.
     Certain other reclassifications have been made to the prior year financial information to conform to the September 30, 2009 presentation.
2.   ITEMS AFFECTING COMPARABILITY
     The following items affected the comparability of net income attributable to TWC for the three and nine months ended September 30, 2009 and 2008:

(in millions, except per share data)	3rd Quarter		Year-to-Date 9/30
	2009	2008	2009	2008
Restructuring costs	$(14)	$(8)	$(64)	$(14)
Equity award reimbursement obligation to Time Warner(a)	(5)	—	(13)	—
Investment gains	—	—	3	1
Gain (loss) on sale of cable systems(b)	—	—	2	(45)
Amortization adjustment(c)	—	—	13	—
Separation-related “make-up” equity award costs(d)	(4)	—	(6)	—
Separation-related costs(e)	—	(5)	(41)	(48)
Impairment of investment in The Reserve Fund’s Primary Fund	—	—	(10)	—

Pretax impact	(23)	(13)	(116)	(106)
Income tax impact of the above items	9	4	39	36
Income tax impact of certain state tax law changes in California	—	—	(38)	—
Portion of above items impacting income attributable to noncontrolling interests	—	1	1	4

After-tax impact	$(14)	$(8)	$(114)	$(66)

Impact per basic and diluted common share	$(0.04)	$(0.02)	$(0.33)	$(0.20)

(a)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), the Company is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value of the underlying equity awards and is recorded in earnings in the period of change.
(b)	2009 amount represents a gain resulting from a post-closing purchase price adjustment related to the fourth quarter 2008 sale of cable systems. 2008 amount represents a noncash impairment loss on the sale of such cable systems.
(c)	Amount represents adjustments to reduce excess amortization recorded in prior years.
(d)	As a result of the Company’s separation from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value. Amounts represent costs associated with TWC stock options and restricted stock units granted to TWC employees to offset these forfeitures and/or reduced values.
(e)	Amounts consist of direct transaction costs (e.g., legal and professional fees) and debt issuance costs. Direct transaction costs were $28 million for the nine months ended September 30, 2009 and $3 million and $15 million for the three and nine months ended September 30, 2008, respectively. Debt issuance costs were $13 million for the nine months ended September 30, 2009 and $2 million and $33 million for the three and nine months ended September 30, 2008, respectively.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)
3.   USE OF NON-GAAP FINANCIAL MEASURES
     Operating Income (Loss) before Depreciation and Amortization is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines Operating Income (Loss) before Depreciation and Amortization as Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets. The Company also evaluates the performance of its business using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, merger-related and restructuring costs and costs associated with equity awards granted to offset the reduction in value as a result of the Company’s separation from Time Warner of Time Warner equity awards held by TWC employees (“Separation-related “make-up” equity award costs”) (referred to herein as “Adjusted OIBDA”). Management utilizes Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA because it believes these measures provide valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as net income (loss) attributable to noncontrolling interests, income tax benefit (provision), other income (expense), net, and interest expense, net. Similarly, management uses Adjusted OIBDA less Capital Expenditures to evaluate the performance of its business because it reflects management’s capital spending decisions. In this regard, Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are significant components of measures used in the Company’s annual incentive compensation programs.
     A limitation of Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Moreover, Adjusted OIBDA does not reflect gains and losses on asset sales, any impairment charge related to goodwill, intangible assets and fixed assets, merger-related and restructuring costs or Separation-related “make-up” equity award costs. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of these measures is that they do not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA related to noncontrolling interests, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income (loss) attributable to TWC and net income (loss) attributable to TWC per common share.
     Free Cash Flow is a non-GAAP financial measure, as are measures derived from Free Cash Flow. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, cash paid for other intangible assets, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. The Company believes this measure is an important indicator of its liquidity, including its

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)
ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
     Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures, Free Cash Flow and Free Cash Flow per diluted common share should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), net income (loss) attributable to TWC and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.